FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207361-06

From: Cs Sp Syndicate (CREDIT SUISSE SECURI)

Subject: Fwd:*NEW ISSUE CMBS* $743+mm CSAIL 2017-CX9 **PUBLIC CMBS**

CSAIL COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-CX9

JOINT BOOKRUNNERS : Credit Suisse, Natixis

	RATINGS	AVAIL	WAL			UW NOI
CLS	F/K/SP	SIZE $MM	YRS	P.WIN	C/E%	LTV%	D/Y%
A-1	AAA/AAA/AAA	21.034	2.65	1-57	30.000	33.4	20.7
A-2	AAA/AAA/AAA	223.313	4.85	57-60	30.000	33.4	20.7
A-3	AAA/AAA/AAA	93.581	6.86	82-83	30.000	33.4	20.7
A-4	AAA/AAA/AAA	89.353	9.40	109-115	30.000	33.4	20.7
A-5	AAA/AAA/AAA	134.031	9.70	115-118	30.000	33.4	20.7
A-SB	AAA/AAA/AAA	14.226	7.05	60-109	30.000	33.4	20.7
A-S	AAA/AAA/AAA	97.636	9.83	118-119	18.125	39.1	17.7
B	AA-/AA-/AA-	41.109	9.88	119-119	13.125	41.5	16.7
C	A-/A-/A-	28.777	9.92	119-120	9.625	43.1	16.0

* Expected Settle :	09/29/17	* Format :	SEC-Registered
* First Pay Date :	10/17/17	* Min Denoms :	$10k by $1
* Expected Ratings :	F/K/SP	* ERISA :	Yes
* Ticker :	CSAIL 2017-CX9	* Timing :	Early Next Week

THIRD PARTY PASSWORDS

Bloomberg	TBD
Intex	TBD
Trepp	TBD

SPONSORS AND LOAN SELLERS

Natixis Real Estate Capital	49.2%
Column Financial	38.8%
Benefit Street Partners	12.0%

Master Servicer :	KeyBank National Association
Special Servicer :	Rialto Capital Advisors

CS SYNDICATE

Craig Leonard	212-325-8549
Roger Tedesco	212-325-8549
Colin Harrington	212-325-8549

CS CMBS BANKING

Chuck Lee	212-538-1807
Jack Hempling	212-538-1262
Julia Powell	212-325-3294

CS CMBS TRADING

Will Goldsmith	212-325-4240
Brad Marvin	212-325-4240

Natixis SYNDICATE

Jerry Tang	212-891-5752
David Williams	212-891-5781

Natixis CMBS BANKING

Delphine Clerjaud	212-891-5775
Matthew Feast	212-891-5742

Natixis CLO/CMBS TRADING

Reggie Fernandez	212-891-1979

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Investors are urged to read the final prospectus relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, the underwriters or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free 1-800-221-1037.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Credit Suisse Securities (USA) LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Credit Suisse Securities (USA) LLC and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-207361) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. The securities may not be suitable for all investors.

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